For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. to Host an Analyst and Institutional Investor Day

Chicago, IL, November 28, 2007 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it will host an Analyst and Institutional Investor Day on Monday, December 10, 2007. Presentations by management will begin at 1:30 p.m. central time and will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604.

The Analyst and Institutional Investor Day will be webcast and a link will be available at www.pvtb.com.

Please contact Katie Manzel in Investor Relations at 312-683-0207 or email kmanzel@pvtb.com to register for attendance at the Investor Day by Thursday, December 6, 2007.

PrivateBancorp, Inc., through its PrivateBank subsidiaries, provides distinctive, highly personalized, premium financial services to a growing array of successful entrepreneurial small to middle market public and privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors. The PrivateBank uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Through a team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit, treasury and wealth management solutions to meet its client’s personal and commercial financial needs. The Company, which had assets of $4.5 billion as of September 30, 2007, has 18 offices located in the Atlanta, Chicago, Detroit, Milwaukee, St. Louis, and Kansas City metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.